EXHIBIT 99.1





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 1994

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
                            (Full title of the plan)


                          CABOT OIL & GAS CORPORATION
                   15375 Memorial Drive, Houston, Texas 77079
               (Name of issuer of securities held pursuant to the
                plan and address of principal executive offices)


                         Commission file number 1-10447

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN

                                     INDEX


                                                                 PAGE


Signature Page . . . . . . . . . . . . . . . . . . . . . . . .     2

Report of Independent Accountants, Financial Statements,
  and Supplemental Schedules . . . . . . . . . . . . . . . . .     F pages

Exhibit 23.1 - Consent of Independent Accoutants

                                   SIGNATURE


      Pursuant  to  the   requirements  of  the  Securities  Act  of  1934,  the
Administrator has duly caused this Annual Report to be signed by the undersigned thereunto duly authorized.



                                        CABOT OIL & GAS CORPORATION
                                        SAVINGS INVESTMENT PLAN

                                        BY:  CABOT OIL & GAS CORPORATION
                                             ADMINISTRATIVE COMMITTEE,
                                             Administrator of the Cabot
                                             Oil & Gas Corporation Savings
                                             Investment Plan



                                             BY: /S/ CHARLES P. SIESS, JR.
                                                --------------------------
                                                 CHAIRMAN


June 28, 1995

                               TABLE OF CONTENTS

                                                                                                   Page

Report of Independent Accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Financial Statements:

      Statement of Net Assets Available for Plan Benefits
        as of December 31, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

      Statement of Changes in Net Assets Available for Plan
        Benefits for the Years Ended December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . F-4,F-5

      Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6 to F-12


Supplemental Schedules:

      Item 27a - Schedule of Assets Held for Investment Purposes
        as of December 31, 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-14

      Item 27d - Schedule of Reportable Transactions for the
        Year ended December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-15

REPORT OF INDEPENDENT ACCOUNTANTS


To the Administrative Committee of the Cabot Oil & Gas Corporation Savings Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of Cabot Oil & Gas Corporation Savings Investment Plan ("the Plan") as of December 31, 1994 and 1993, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1994 and 1993, and the changes in net assets available for plan benefits for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the Plan are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for plan benefits and in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements for the year ended December 31, 1994, and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                              COOPERS & LYBRAND L.L.P.

Houston, Texas
June 23, 1995

             CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION


                                                                    December 31,
                                                         ------------------------------
                                                            1994                1993
                                                         ----------          ----------
Fund Information:
  Investments, at Fair Market Value:
     Fidelity Money Market Trust:
       Retirement Money Market Portfolio               $  2,922,289        $  2,774,843
     Fidelity Magellan Fund                               3,813,845           3,193,399
     Fidelity U.S. Equity Index Portfolio                 1,119,843           1,085,313
     Fidelity U.S. Bond Index Portfolio                   1,066,151           1,148,000
     Fidelity Asset Manager Fund                            885,448             678,163
     Fidelity Asset Manager Growth Fund                   1,188,474             698,487
     Fidelity Asset Manager Income Fund                     298,320             153,493
     Cabot Corporation Common Stock                       3,407,158           3,484,536
     Cabot Oil & Gas Corporation Common Stock             1,322,056           1,395,678
  Participants Loans                                        790,898             706,992
                                                         ----------          ----------
   Net Assets Available for Plan Benefits              $ 16,814,482        $ 15,318,904
                                                         ==========          ==========





                        The  accompanying  notes are an  integral  part of these
                                        financial statements.

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                              WITH FUND INFORMATION
                      for the Year Ended December 31, 1994

                                                                           Fund Information
                                  ------------------------------------------------------------------------------------------------
                                  Fidelity Money                                                           Fidelity      Fidelity
                                   Market Trust:                 Fidelity      Fidelity      Fidelity        Asset         Asset
                                    Retirement     Fidelity     U.S. Equity    U.S. Bond       Asset        Manager       Manager
                                   Money Market    Magellan        Index         Index        Manager       Growth        Income
                                     Portfolio       Fund        Portfolio     Portfolio       Fund          Fund          Fund
                                     ---------     ---------     ---------     ---------     ---------     ---------     ---------
Additions:
  Employer contributions ........   $  176,923    $  296,582    $   77,051    $   70,319   $    58,952   $   130,665    $   32,456
  Employee contributions ........      276,704       648,672       151,566       118,479       175,969       345,785        92,263
  Interest income ...............      115,078          --            --            --            --            --            --
  Dividend income ...............         --         133,190        33,798        79,298        32,165        32,135        11,450
  Net appreciation (depreciation)
   in fair market value of
   investments ..................         --        (201,087)      (20,868)     (108,762)      (86,554)     (117,252)      (14,749)
  Other .........................      109,958       145,467        34,418        34,578        26,833        40,575         6,115
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
    Total additions .............      678,663     1,022,824       275,965       193,912       207,365       431,908       127,535
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

Deductions:
  Distributions to participants .      235,534       100,228        97,161        84,210       132,932        11,656         2,405
  Forfeitures and other .........      119,206       215,631        24,440        34,094         3,455        45,340           266
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
    Total deductions ............      354,740       315,859       121,601       118,304       136,387        56,996         2,671
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------
Interfund transfers, net ........     (176,477)      (86,519)     (119,834)     (157,457)      136,307       115,075        19,963
                                    ----------    ----------    ----------    ----------    ----------    ----------    ----------

    Net additions (deductions)...      147,446       620,446        34,530       (81,849)      207,285       489,987       144,827

Net assets available for plan benefits:
  Beginning of year .............    2,774,843     3,193,399     1,085,313     1,148,000       678,163       698,487       153,493
                                     ---------     ---------     ---------     ---------     ---------     ---------      --------

  End of year ...................  $ 2,922,289   $ 3,813,845   $ 1,119,843   $ 1,066,151   $   885,448   $ 1,188,474    $  298,320
                                     =========     =========     =========     =========     =========     =========      ========


                        The  accompanying  notes are an  integral  part of these
                                      financial statements.

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                        WITH FUND INFORMATION, Continued
                      for the Year Ended December 31, 1994


                                                Fund Information
                                   ------------------------------------------
                                                      Cabot
                                       Cabot        Oil & Gas
                                    Corporation    Corporation    Participant
                                   Common Stock   Common Stock       Loans          Total
                                    -----------    -----------    -----------    ----------
Additions:
  Employer contributions ........   $      --      $    21,111    $      --     $   864,059
  Employee contributions ........          --           66,990           --       1,876,428
  Interest income ...............          --              102           --         115,180
  Dividend income ...............        68,149         10,895           --         401,080
  Net appreciation (depreciation)
   in fair market value of ......       171,915       (480,819)          --        (858,176)
   investments
  Other .........................          --            1,383       (337,577)       61,750
                                      ---------      ---------      ---------    ----------
    Total additions .............       240,064       (380,338)      (337,577)    2,460,321
                                      ---------      ---------      ---------    ----------

Deductions:
  Distributions to participants .       247,075         31,908         13,705       956,814
  Forfeitures and other .........          --              685       (435,188)        7,929
                                      ---------      ---------      ---------    ----------
    Total deductions ............       247,075         32,593       (421,483)      964,743
                                      ---------      ---------      ---------    ----------
Interfund transfers, net ........       (70,367)       339,309           --            --
                                      ---------      ---------      ---------    ----------

    Net additions (deductions) ..       (77,378)       (73,622)        83,906     1,495,578

Net assets available for plan benefits:
  Beginning of year .............     3,484,536      1,395,678        706,992    15,318,904
                                      ---------      ---------      ---------    ----------

  End of year ...................   $ 3,407,158    $ 1,322,056    $   790,898   $16,814,482
                                      =========      =========      =========    ==========


                        The  accompanying  notes are an  integral  part of these
                                        financial statements.

                          CABOT OIL & GAS CORPORATION

                            SAVINGS INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS




1.    Description of Plan:

     The following brief description of the Cabot Oil & Gas Corporation Savings Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the summary plan description and legal plan document for more complete information.

      General

      Cabot Oil & Gas Corporation ("COGC" or "Company") was previously a subsidiary of Cabot Corporation ("Cabot"). In February 1990, the Company completed its initial public offering of approximately 18% of the total outstanding shares of common stock and, accordingly, ceased to be a wholly-owned subsidiary of Cabot. On March 28, 1991, Cabot completed an exchange offer. Following the completion of the exchange offer, the Company became 100% publicly-owned and ceased to be a subsidiary of Cabot.

      Effective January 1, 1991, COGC established the Plan which is a defined contribution benefit plan in which participation is voluntary on the part of the employees. Employees are eligible to become a participant in the Plan upon the first day of employment.

      Prior to the commencement of the Plan, COGC employees participated in the Cabot Profit Sharing and Savings Plan ("PSSP") and the Cabot Employee Stock Ownership Plan ("ESOP"). All COGC employees who were members of the PSSP automatically became a participant in the Plan on January 1, 1991, were 100% vested with respect to balances in the PSSP and ESOP as of December 31, 1990, and had their PSSP and ESOP account balances transferred to the Plan. The Plan assumed legal responsibility for the accrued benefits of such affected employees on January 1, 1991.

      Benefits under the ESOP were frozen as of December 31, 1990. The ESOP balance is comprised of Cabot and/or COGC common stock. The participant is not eligible to withdraw, exchange, or take a loan against the ESOP balance while an active COGC employee. Dividends earned on the ESOP common stock are distributed to the other Plan investment election(s) according to the participant's most recent investment election. If such an election is not made by a participant, dividends from the ESOP are placed in the money market fund.

      Vested Benefits

      A participant can contribute in the aggregate from 1% to 15% of eligible compensation as defined in the Plan on a pre-tax (before federal and state taxes are withheld) and/or after-tax basis through payroll deduction, with the exception of Pennsylvania which requires that state taxes be withheld before the pre-tax contribution. The participant is always fully vested in his or her contributions made on either a pre-tax or after-tax basis. The Company provides an incentive for each employee to participate in the pre-tax portion of the Plan by matching 100% of the first 4% contributed. None of the after-tax contributions by a participant are matched by the Company. The company matching contribution vests 20% per year after the first year of vesting service, with 100% vesting attained after five years of vesting service.

      The participant is credited with a year of vesting service for each plan year in which he or she has 1,000 or more hours of service. Service with Cabot prior to January 1, 1991 counts as vesting service to the extent and in the same manner as computed under the PSSP. A participant's account becomes 100% vested with less than five years of vesting service as a result of either (i) permanent and total disability, (ii) death (account value is paid to the designated beneficiary), or (iii) attainment of age 65. The Plan was amended in February 1992 to 100% vest certain participants who were terminated due to a reduction in workforce.

      If a participant leaves COGC and is rehired within five years, the prior service with COGC will be restored under the Plan. Additionally, if the participant was partially vested when the employment was initially terminated, COGC will redeposit any amount of the matching contribution which was forfeited from the account (because the participant left before becoming 100% vested) after repayment by the participant of his or her previous distribution, if any.

      Investment Options and Other Elections

      The Plan offers eight different investment options with varying levels of risk for the participant to choose from, as follows:

      Fidelity Money Market Trust: Retirement Money Market - a low-risk investment and seeks stability of principal and high money market yields. The portfolio manager invests in a variety of money market instruments, including certificates of deposit, banker's acceptances, commercial paper, repurchase agreements and obligations of the U.S. government.

      Fidelity Magellan Fund - seeks capital appreciation primarily through investments in common stock, diversified across many sectors of the market. Some of the companies in the fund's portfolio are well-known, while others are smaller or less well-known. All of the stocks have a potential for growth. When the value of one stock is down, it may be balanced by the rising price of another.

      Fidelity U.S. Equity Index Portfolio - seeks to match the compositions and total return of the Standard and Poor's Daily Stock Price Index of 500 common stocks (S&P 500 Index), while keeping transaction costs and other expenses low. The portfolio manager tries to achieve this objective by investing mostly in common stocks of the 500 companies that make up the S&P 500 Index. Dividends will be reinvested automatically, creating a compounding effect on its value. Share prices and returns will vary.

      Fidelity U.S. Bond Index Portfolio - seeks to match the investment returns of the Shearson Lehman Hutton Aggregate Bond Index. This index, which includes 6,500 different bond issues, consists of about 75% government and corporate bonds and about 25% mortgage-backed securities.

     Fidelity Asset Manager Fund - seeks a high total return with reduced risk over the long term by allocating it assets among domestic and foreign stocks, bonds and short-term instruments. In order to achieve the investment goals, the Fund gradually shifts it assets among and across stocks, bonds and money market funds as merit or other conditions change. The neutral mix for this fund is 40% stocks, 40% bonds and 20% short-term investments.

     Fidelity Asset Manager Growth Fund - seeks to maximize total return over the long term by allocating its asset among stocks, bonds, short-term investments and other investments. This fund gradually shifts its assets among and across stocks, bonds, and short-term investments as market or other conditions change. The neutral mix for this fund is 65% stocks, 30% bonds, and 5% short-term investments.

     Fidelity Asset Manager Income Fund -- seeks a high current income through a mixture of stocks, bonds and money market funds with an emphasis on money market funds to promote capital preservation. This fund gradually shifts its assets among and across stocks, bonds, and money market funds as market or other conditions change. The neutral mix for this fund is 20% stocks, 30% bonds, and 50% short-term investments.

     Cabot Oil & Gas Corporation Common Stock - provides participants the option to invest in COGC common stock, effective in the second quarter of 1994. Dividends paid on COGC common stock are automatically reinvested in COGC common stock.

      The Plan also allows the participants to (i) change the percentage of pay withheld through payroll deduction a maximum of four times per year, with changes taking effect the first pay period after advance notice, (ii) change investment fund options for future contributions at any time, directly by telephone with the Fidelity Management Trust Company ("Trustee"), (iii) transfer the total balance of his or her accumulated investments from one fund to another four times per year, and (iv) discontinue participation in the Plan at any time, to be effective the first pay period after advance notice. Re-enrollment can be at any time, except after a hardship withdrawal.

      Payment of Benefits

      A participant eligible for a distribution from the Plan can elect to receive an immediate lump sum payment, or if the participant's account balance exceeds $3,500 he or she can defer the payment up to age 70-1/2.

      An exception is made for those participants who (i) had shares of Cabot stock transferred from the PSSP and/or ESOP to the Plan and (ii) exchanged shares of Cabot common stock in his or her PSSP and/or ESOP account for shares of COGC common stock pursuant to an exchange offer completed by Cabot in April

1991. Such participants can have the stock balance paid in cash or as common stock certificates. If the participant decides to sell such stock certificates, the commission fee will be reflected in the net asset value of the stock trade. Balances transferred to the Plan from the PSSP and/or ESOP retain payment options provided under the PSSP and/or ESOP.

      Withdrawals During Employment

      The participant is eligible to make certain withdrawals while employed. The first category of funds that is eligible for withdrawal represents amounts that were transferred from the PSSP. The second category represents amounts contributed under the Plan. Different rules apply to the withdrawal, depending on the category. If a former member in the PSSP, the participant is eligible to make either a voluntary withdrawal or a hardship withdrawal from the amounts that were transferred. A voluntary withdrawal may be made from the PSSP after-tax and employeer contribution accounts. Two voluntary withdrawals can be made per year, provided that not more than two are made within three months of each other. A voluntary withdrawal will be deducted from the participant's account in a specific order as provided for in the Plan.

      A participant is also eligible for a hardship withdrawal from his or her PSSP pre-tax account under the following conditions, (i) in a year in which the participant has already made two voluntary withdrawals and (ii) when three months have not elapsed since the time of the last voluntary withdrawal. Special rules apply which determine the hierarchy of access to the various sources of funds including (i) the participant has already withdrawn the full amount of both the after-tax contributions and the vested Company contributions, (ii) the participant must have fully exhausted the ability to obtain funds from any other source, including a loan from the Plan, and (iii) the participant submitted an application to the Administrative Committee for a hardship withdrawal. Following a hardship withdrawal, there will be an automatic 12-month suspension of the participant's pre-tax contributions.

      A participant can withdraw at any time an amount equal to the after-tax contributions made to the Plan after January 1, 1991. The minimum withdrawal amount is $500. A withdrawal of after-tax contributions requires a withdrawal of a proportionate share of investment earnings thereon, which will be taxable and will include 10% early distribution tax if made before age 59-1/2 under current tax laws. Additionally, the participant can withdraw an amount equal to the pre-tax contributions made to the plan after January 1, 1991 at any time after age 59-1/2. This withdrawal will be taxable, but will not include the 10% early distribution tax under current tax laws.

      Loans to Participants

      A participant can borrow up to 50% of his or her vested account balance (excluding ESOP) while in the Plan. The amount borrowed may be from a minimum of $1,000 to a maximum of $50,000, but never more than 50% of the vested account balance. Only one loan can be outstanding at any one time. A loan must be repaid by payroll deduction over a period not to exceed five years; early payoff is permitted. The loan interest rate is set by the Administrative Committee. For the 1994 plan year, it was 1% above the prime rate charged by COGC's principal commercial bank in effect at the time of the loan. The set-up fee and the ongoing administrative fee for the loan are charged directly to the participant's account on a quarterly basis.

 Withdrawals Upon Termination of Employment

      A participant can withdraw the total vested amount in the Plan account as a result of either (i) termination of employment (ii) retirement at age 65 or at age 55 or later with 10 years of service or (iii) permanent and total disability or death. The full value of the Plan account will be paid and will be subject to income tax when the participant retires or qualifies as permanently and totally disabled, unless an election is made by the participant to roll over the funds as allowed by the Internal Revenue Code. If death occurs before retirement, the full value of the account will be paid to the designated beneficiary.

      Disposition of Forfeitures by Participants

      A forfeiture of unvested benefits shall be accounted for in the following manner. First, the forfeiture shall be credited to the company contribution account of a re-employed participant for whom a reinstatement of prior forfeiture is required. Second, the forfeiture shall be applied toward the account of a former participant pursuant to the unclaimed benefit provisions of the Plan. To the extent that forfeitures for any Plan year exceed the amounts required to reinstate the accounts noted above, they will be applied against the next succeeding Company contribution.

      Rollover Contributions

      Generally, if a participant received a qualified total distribution as defined in the Internal Revenue Code of 1986 as amended, the participant can deposit or "rollover" those funds into the Plan if approved by the Administrative Committee.


2.    Summary of Significant Accounting Policies

      Basis of Presentation

      The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

      Valuation of Investments

      Investments are recorded at fair market value based on market prices that have been provided by the Trustee.

      Net Appreciation in Fair Market Value of Investments

      The statement of changes in net assets available for Plan benefits presents the net appreciation (depreciation) in the fair market value of investments which consists of realized gains or losses and the unrealized appreciation (depreciation) on those investments.

      Plan Trustee

      Fidelity Management Trust Company was appointed trustee of the Plan by a contract dated June 1, 1991. Under the contract, the trustee shall hold all property received, manage the plan and invest and reinvest Plan assets.

      Administrative Expenses

      Administrative   expenses   consist  of  all  expenses   incident  to  the
administration, termination or protection of the Plan, including, but not limited to, legal, accounting, investment manager and trustee fees. All administrative expenses, except for expenses associated with loans to participants, were paid by the Company in 1994.

3.    Plan Termination

      While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time. In the event of such a discontinuance or termination of the Plan, all amounts credited to the accounts of participants shall become fully vested and non-forfeitable.


4.    Supplemental Information:

     Additional information with respect to each of the investment options of the Plan as of December 31, 1994 follows:

                                                                    Units        Number of
                                                  Unit Price        Held        Participants
                                                  -----------     ---------     ------------
 Fidelity Money Market Trust:
 Retirement Money Market Portfolio ...........      $  1.00       2,922,288         381

 Fidelity Magellan Fund ......................        66.80          57,094         368

 Fidelity U.S. Equity Index Portfolio ........        16.91          66,224         211

 Fidelity U.S. Bond Index Portfolio ..........         9.97         106,936         233

 Fidelity Asset Manager Fund .................        13.83          64,024         119

 Fidelity Asset Manager Growth Fund ..........        12.84          92,560         172

 Fidelity Asset Manager Income Fund ..........        10.42          28,630          46

 Cabot Corporation Common Stock ..............        28.37         120,097         393

 Cabot Oil & Gas Corporation Common Stock ....        14.50          91,176         358

5.    Tax Status of Plan

      The Plan is designed to constitute a "Qualified Plan" under the provisions of Section 401(a) of the Internal Revenue Code and, therefore, is exempt from federal income tax under the provisions of Section 501(a). The Plan obtained its latest determination letter on October 23, 1993, in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code. The Plan was amended in 1994, subsequent to the receipt of the determination letter. The Plan Administrator and the Plan's tax counsel believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

                             SUPPLEMENTAL SCHEDULES

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
           Item 27a - Schedule of Assets Held for Investment Purposes
                            as of December 31, 1994





               DESCRIPTION                         UNITS HELD       COST *    MARKET VALUE
- ---------------------------------------------     ------------  ------------  ------------
Fidelity Money Market Trust:
 Retirement Money Market Portfolio ............     2,922,288   $ 2,922,288   $ 2,922,288

Fidelity Magellan Fund ........................        57,094     3,885,811     3,813,846

Fidelity U.S. Equity Index Portfolio ..........        66,224     1,058,778     1,119,844

Fidelity U.S. Bond Index Portfolio ............       106,936     1,138,020     1,066,151

Fidelity Asset Manager Fund ...................        64,024       953,641       885,449

Fidelity Asset Manager Growth Fund ............        92,560     1,263,918     1,188,472

Fidelity Asset Manager Income Fund ............        28,630       310,268       298,320

Cabot Corporation Common Stock ................       120,097     1,705,346     3,407,158

Cabot Oil & Gas Corporation Common Stock ......        91,176     1,180,467     1,322,056

Loans (Interest rates range from 7.25% to 9.5%)                     790,898       790,898
                                                                 ----------    ----------
                                                               $ 15,209,435  $ 16,814,482
                                                                 ==========    ==========

 --------------------------------------------
 * Cost is determined based on average cost.

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
                 Item 27d - Schedule of Reportable Transactions
                      for the Year Ended December 31, 1994





                                               PURCHASE                             SALES
                                       -------------------------   ---------------------------------------   NET GAIN/
DESCRIPTION                               UNITS        PRICE          UNITS         PRICE        COST(1)     (LOSS)(1)
- ------------------------------------   -----------  ------------   -----------  ------------  ------------   ----------

 Single Transactions:

  None                                       --     $      --            --      $     --      $     --      $    --

 Series of Transactions:

  Fidelity Magellan Fund                   21,403     1,458,582         9,382       637,048       627,994        9,054

  Fidelity Asset Manager Growth Fund       55,949       777,087        12,405       169,850       174,748       (4,898)

  Fidelity Money Market Trust:
    Retirement Money Market
    Portfolio                             917,857       917,857       770,412       770,412       770,412         --


  Fidelity U.S. Bond Index Portfolio       41,343       429,356        38,770       402,443       416,753      (14,310)



 ------------------------------------------------------------------
 (1)  Cost and net gain/(loss) on sale transactions is based on average cost.

 All other required information which is not presented here has been omitted for the reason that such information is not applicable or can be obtained from information found elsewhere in the financial statements.

                                                                 EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements on Form S-8 of Cabot Oil & Gas Corporation filed with the Securities and Exchange Commission on June 23, 1990, November 1, 1993 and May 20, 1994 of our report dated June 23, 1995 on our audits of the financial statements and supplemental schedules of the Cabot Oil & Gas Corporation Savings Investment Plan as of December 31, 1994 and 1993, and for the year ended December 31, 1994, which report is included in this Annual Report on Form 11-K.


                                             COOPERS & LYBRAND L.L.P.


Houston, Texas
June 28, 1995